Exhibit 10.22

RESTRICTED STOCK AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 14, 2005, by and between H-Lines Holding Corp. (the “Company”), a Delaware corporation, and Karen H. Richards (the “Purchaser”).

WHEREAS, the Purchaser is an employee of the Company and/or one of its Subsidiaries;

WHEREAS, a pool of Common Stock of the Company has been reserved for purchase by certain members of the Company’s management team; and

WHEREAS, pursuant to a Subscription Agreement (the “Subscription Agreement”), dated as of the date hereof, and the terms of this Agreement, by and between the Company and the Purchaser, the Purchaser will purchase 1,899 shares of Common Stock, subject to certain vesting provisions and restrictions (“Restricted Shares”).

NOW, THEREFORE, the parties hereto agree as follows:

1. Definitions. For the purposes of this Agreement, the following terms shall have the meanings set forth below:

“Adjusted Consolidated EBITDA” means, for any period, the net income (or net loss) of the Company and its consolidated Subsidiaries, determined in accordance with GAAP, plus (a) any provision for (or less any benefit from) Income Taxes, (b) any deduction for interest expense, net of interest income and (c) depreciation and amortization expense, and as adjusted for the following items (to the extent that they are reflected in net income or net loss):

(i) elimination of: (A) all extraordinary gains and losses determined in accordance with GAAP (APB 30), (B) gains and losses from sales or dispositions of property and equipment or other fixed assets, and (C) foreign currency transaction gains and losses, to the extent included in the determination of net income for the relevant determination period; and

(ii) add-back for all management fees (but not reimbursed or advanced expenses) paid or accrued to members of the Castle Harlan Group, and all expenses of the Company or any member of the Castle Harlan Group that were paid by the Company in connection with the transactions occurring in connection with the Merger Agreement to the extent such expenses are included in the determination of net income for the relevant determination period; and

(iii) elimination of any income statement impact from a change in the value of redeemable warrants.

Each of the financial accounting terms in this definition of Adjusted Consolidated EBITDA shall be determined in accordance with GAAP, to the extent such items are addressed by GAAP.

“Affiliate” shall mean, with respect to any specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person (it being understood that a Person shall be deemed to “control” another Person, for purposes of this definition, if such Person directly or indirectly has the power to direct or cause the direction of the management and policies of such other Person, whether through holding beneficial ownership interests in such other Person, through contracts or otherwise). For purposes of an individual, an Affiliate of such individual shall also mean any family member of such individual or a Person owned 10% or more by such individual.

“Board” shall mean the Board of Directors of the Company.

“Cash Equivalents” shall mean (i) United States dollars, (ii) cash denominated in foreign currencies based upon the exchange rate set forth in the Wall Street Journal on the relevant date of determination, (iii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from the date of acquisition, (iv) certificates of deposit with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case, with any Eligible Institution, (v) commercial paper rated, “P-1,” “A-1” or the equivalent thereof by Moody’s or S&P, respectively, and in each case maturing within 180 days after the date of acquisition, (vii) shares of money market funds that invest solely in United States dollars and securities of the types described in clauses (iii) through (v), and (viii) demand and time deposits and certificates of deposit with an Eligible Institution or with commercial banks insured by the Federal Deposit Insurance Corporation; provided, that the face amount of any outstanding uncashed checks written by the Company or any of its Subsidiaries shall be deducted in the determination of Cash Equivalents to the extent not otherwise treated as a current liability in any relevant determination.

“Castle Harlan Group” shall mean CHP IV, CHI and any other accounts or funds managed by CHI or any Affiliate of CHI, other than the Company and its Subsidiaries.

“Cause” shall mean with respect to the Purchaser, (a) the Purchaser’s continued failure to substantially perform the Purchaser’s duties, (b) failure to follow the lawful directions of the Board of the Company or any Subsidiary by whom the Purchaser is then employed, either directly or indirectly through its Chairman, if any, or such Purchaser’s supervisor, (c) material, willful acts of dishonesty, theft or fraud resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its Subsidiaries, (d) commission of a felony, (e) a violation of any written policy of the Company or any of its Subsidiaries including, but not limited to, the Company’s or any Subsidiaries’ by whom the Purchaser is then employed employment manuals, rules and regulations which materially and adversely affects the Company or any of its Subsidiaries by whom the Purchaser is then employed or could reasonably be expected to materially and adversely affect the Company or any of its Subsidiaries by whom the Purchaser is then employed, (f) the Purchaser engaging in any act that is intended, or may reasonably be expected to materially harm the reputation, business or operations of the Company or any of its Subsidiaries by whom the Purchaser is then employed or any member of their respective Boards or similar governing bodies, (g) conduct by the Purchaser not conforming to standards of good citizenship or good moral character, or which is potentially detrimental to the Company’s business, reputation, character or standing or (h) any other material breach of this

Agreement or any other agreement with the Company or any of its Subsidiaries that the Purchaser signs in his personal capacity, including, but not limited to, any non-competition and confidentiality agreement. Prior to a termination for “Cause”, the Purchaser shall be entitled to written notice from the Company and ten (10) business days to cure the deficiency leading to the Cause determination, if such deficiency is curable. Notwithstanding the foregoing and without limiting the foregoing in any way, for the avoidance of doubt, the Purchaser shall receive written notice and ten (10) business days to cure a deficiency under subsections (a) and (b) hereof. Notwithstanding the foregoing, to the extent that the Purchaser is subject to an employment agreement with the Company and/or one of its Subsidiaries that contains a definition of cause, “Cause” under this Agreement shall be as defined in such employment agreement.

“Change in Control” means the initial event or series of events, other than, for the avoidance of doubt, the transactions contemplated by the Merger Agreement, in which:

(i) any Persons who are not Equityholders as of the Closing Date shall become the direct or indirect beneficial owners (within the meaning of Section 13(d) of the Exchange Act) of equity interests in the Company which represent a majority of the voting power of all classes of equity interests of the Company taken together as one class, except pursuant to an underwritten Public Offering of such equity interests by the Company; or

(ii) there shall occur a sale or other disposition of all or substantially all of the assets of the Company, other than to the Company and/or to one or more Subsidiaries of the Company that are and that remain a corporation, partnership, association or other business entity of which securities or other ownership interests representing more than 50% of the equity and more than 50% of the ordinary voting power or more than 50% of the general partnership interests are owned by the Company or any Subsidiaries of the Company; or

(iii) so long as no Change in Control has occurred under clauses (i) or (ii) above at such time, CHP IV (and its Affiliates), John K. Castle or Leonard M. Harlan shall cease to have the right to designate and elect a majority of the members of the Board of the Company; or

(iv) a CHP IV Distribution has occurred.

“CHI” shall mean Castle Harlan, Inc., a Delaware corporation.

“CHP IV” shall mean Castle Harlan Partners IV, L.P., a Delaware limited partnership.

“CHP IV Distribution” shall mean the distribution by CHP IV of all of its equity interests in the Company (or the securities issued in respect thereof or in exchange therefor) to its limited partners, other than by reason of the dissolution, liquidation or termination of CHP IV.

“Closing” shall have the meaning ascribed to such term in the Merger Agreement.

“Closing Date” shall have the meaning ascribed to such term in the Merger Agreement.

“Company” shall mean H-Lines Holding Corp., a Delaware corporation, and its successors.

“Determination Date” shall mean the last day of each Vesting Measurement Period; provided, that in the event of a Change in Control, the “Determination Date” shall mean the date that such Change in Control occurs.

“Disability” shall mean a determination by the Company, in accordance with applicable law that, as a result of a physical or mental injury or illness, the Purchaser is unable to perform the essential functions of his job with or without reasonable accommodation. Notwithstanding the foregoing, to the extent that the Purchaser is subject to an employment agreement with the Company and/or one of its Subsidiaries that contains a definition of disability, “Disability” under this Agreement shall be as defined in such employment agreement or if the Purchaser is not subject to an employment agreement with the Company and/or one of its Subsidiaries and such Purchaser is covered by a disability policy covering employees of the Company and/or the relevant Subsidiary by whom the Purchaser is then employed, then “Disability” shall be defined as such term is defined in such policy.

“Eligible Institution” means a commercial banking institution that has combined capital and surplus of not less than $500 million and that is rated “A” (or higher) according to Moody’s or S&P at the time as of which any investment or rollover therein is made.

“Employee Good Reason” shall mean, without the consent of the Purchaser (a) a reduction in base salary or any agreed upon benefit provided to the Purchaser; provided that the Company or any of its Subsidiaries may at any time or from time to time amend, modify, suspend or terminate any bonus, incentive compensation or other benefit plan or program (in each case, other than base salary) provided to the Purchaser for any reason and without the Purchaser’s consent if such modification, suspension or termination is consistent with modifications, suspensions or terminations for other employees of the Company or any of its Subsidiaries that are on a level comparable to the Purchaser, (b) a material reduction in the Purchaser’s responsibilities or duties (other than a change in the number or identity of persons reporting to the Purchaser) or the title of the Purchaser or (c) the requirement by the Board of the Company or any of its Subsidiaries (or any comparable governing body) that the Purchaser relocate and perform his duties outside of 50 miles from his principal place of employment prior to the relocation; provided, that, the Company shall have thirty (30) days after receipt of notice from the Purchaser to cure the deficiency resulting in the termination with Employee Good Reason. Notwithstanding the foregoing, to the extent that the Purchaser is subject to an employment agreement with the Company and/or one of its Subsidiaries that contains a definition of good reason or employee good reason, “Employee Good Reason” under this Agreement shall be as defined in such employment agreement.

“Equityholder” means holders of equity interests of the Company or any member of the Castle Harlan Group and their respective Affiliates, but only to the extent the foregoing hold interests in the Company, the voting control over which is vested with an officer, director or senior employee of CHI.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Fair Market Value” shall mean, on any day, with respect to Shares which are (a) listed on a United States securities exchange, the last sales price of such stock on such day on the largest United States securities exchange on which such stock shall have traded on such day, or if such day is not a day on which a United States securities exchange is open for trading, on the immediately preceding day on which such securities exchange was open, (b) not listed on a United States securities exchange but are included in The NASDAQ Stock Market System (including The NASDAQ National Market), the last sales price on such system of such stock on such day, or if such day is not a trading day, on the immediately preceding trading day, or (c) neither listed on a United States securities exchange nor included in The NASDAQ Stock Market System, the fair market value of such stock as determined by the Board, in its sole discretion.

“Fair Value” means, on any date specified herein (i) in the case of cash, the dollar amount thereof, (ii) in the case of a security admitted for trading on any national securities exchange or quoted in the over-the-counter market, the Fair Market Value, (iii) in the case of securities or property subject to a sale agreement, the implied fair market value thereof, to the extent such value may be clearly extrapolated from the express provisions of the agreements or instruments governing the sale or disposition of such securities or property and (iv) in all other cases, the fair market value thereof as determined in good faith by the Company and consistent with the methodology used by CHP IV in reporting fair market value to its limited partners.

“First Anniversary” shall mean the last day of the 12th month following the First Day of Measurement Period (which shall include the month containing the First Day of Measurement Period).

“First Day of Measurement Period” shall mean the first day of the next month immediately following the month of the Starting Date.

“First Vesting Measurement Period” shall mean the period commencing on the First Day of Measurement Period and ending on the First Anniversary.

“Fully-Diluted Basis” shall mean with respect to any Person, all outstanding equity interests in such Person, whether vested or unvested and whether or not subject to a repurchase agreement, and after giving effect to any additional equity interests of such Person issued or issuable upon the exercise, conversion or exchange of any options, warrants and other rights to acquire equity interests of such Person outstanding, whether or not vested, on or immediately prior to the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof); provided, however, that with respect to Restricted Shares, only those Restricted Shares that have become Vested Restricted Shares, including any portion of the Unvested Restricted Shares that have been tested under Section 3(d)(i) and have become vested and any Unvested Restricted Shares only to the extent that they are being tested under Section 3(d)(i) hereof shall be counted in the determination of Fully-Diluted Basis.

“GAAP” shall mean U.S. generally accepted accounting principles Consistently Applied (as such term is defined in the Merger Agreement).

“Governmental Entity” means any nation or government, any foreign, federal, state, province, city, town, municipality, county, local or other political subdivision thereof or thereto and any department, commission, court or arbitrator of competent jurisdiction, stock exchange board, bureau, instrumentality, agency, organization, self-regulatory authority or other entity exercising executive, legislative, judicial, taxing, regulatory, quasi-governmental or administrative powers or functions of or pertaining to government.

“Income Taxes” means Taxes imposed upon, or measured by, net income.

“Indebtedness” means, without duplication, with respect to any Person and its Subsidiaries (i) all indebtedness for borrowed money, (ii) all obligations for the deferred purchase price of property and assets or services, other than those incurred in the ordinary course of business; (iii) all obligations evidenced by notes, bonds, debentures or other similar instruments, or upon which interest payments are ordinarily made, (iv) all capitalized lease obligations, (v) all obligations under acceptance, standby letters of credit or similar facilities, (vi) all matured obligations to purchase, redeem, retire, defease or otherwise make any payment in respect of any membership interests, shares of capital stock or other ownership or profit interest or any warrants, rights or options to acquire such membership interests, shares or such other ownership or profit interest (it being understood that, for purposes of this definition, redeemable warrants shall not constitute Indebtedness until the holder of any such warrant is entitled by its terms to require redemption thereof), (vii) all obligations guaranteeing any Indebtedness, leases, dividends or other obligations, of any other Person in any manner, whether directly or indirectly, (viii) all accrued interest of all obligations referred to in (i) – (vii) and (ix) all obligations referred to in (i) – (viii) of a third-party secured by any Lien on property or assets; provided, that Indebtedness shall exclude all intercompany Indebtedness among the Company and its Subsidiaries.

“IRR” means the compounded internal rate of return to the Castle Harlan Group with respect to its investment in the Company and its Subsidiaries calculated for the period from the Closing to any Determination Date, based on the Original Equity Value, any Subsequent Equity Contribution and the Total Castle Harlan Group Equity Value (as though such Total Castle Harlan Group Equity Value were paid in full to the Castle Harlan Group on the relevant Determination Date), based on the following equation:

Total Castle Harlan Group Equity Value = ((1 + IRR)n x Original Equity Value) + ((1 + IRR)s x Subsequent Equity Contribution)-((1+IRR)t x dividends, distributions on equity or redemption proceeds in respect of capital stock or other equity securities received, directly or indirectly, by the Castle Harlan Group (excluding in all cases, tax distributions and management fees paid or payable to members of the Castle Harlan Group pursuant to the Management Agreement, it being understood and agreed that, for the avoidance of doubt, any event or transaction inuring to the benefit of the Company or any of its Subsidiaries, including an increase in cash or Cash Equivalents or a reduction in Indebtedness of the Company or any of its Subsidiaries, shall not constitute an “indirect” dividend, distribution or proceed to any member of the Castle Harlan Group).

where n is the number of whole months from the date of Closing to the Determination Date, s is the number of whole months from the date of the applicable Subsequent Equity Contribution by the Castle Harlan Group in the Company or any of its Subsidiaries, without duplication, to the Determination Date and t is the number of whole months from the date of such dividend, distribution or redemption to the Determination Date.

“IRR Target” means an IRR of 2.210445059% per month (or portion thereof) from the Closing Date to the Determination Date.

“Lien” means any preemptive right, mortgage, restriction on voting or transfer or any pledge, lien (statutory or otherwise), usufruct, hypothetical assignment for security, “claim” (as such term is used in this context outside of the United States), preference priority charge, hypothecary, encumbrance or security interest of any kind.

“Merger Agreement” shall mean the Amended and Restated Agreement and Plan of Merger, dated as of July 7, 2004, by and among H-Lines Holding Corp., H-Lines Subcorp., Horizon Lines Holding Corp. and TC Group, L.L.C.

“Original Equity Value” means the amount invested as equity, directly or indirectly, whether in the form of Shares of Common Stock, Preferred Shares or otherwise, in the Company by the Castle Harlan Group as of the Closing Date.

“Permitted Transferee” shall have the meaning set forth in the Stockholders Agreement.

“Person” shall mean any individual, partnership, corporation, trust, unincorporated association or other entity which is recognized as having legal personality.

“Preferred Stock” shall mean the Company’s shares of preferred stock and any other equity interests of the Company which entitle the holder thereof to a preference with respect to the payment of dividends or distributions, or as to the liquidating dividends or distribution of assets upon any voluntary or involuntary liquidation or dissolution of the Company, over the Shares of Common Stock.

“Public Offering” shall mean a public offering of equity interests of the Company or any of its Subsidiaries or any of their successors.

“Repurchase Price Date” shall have the meaning set forth in Section 3(a) hereof.

“Repurchase Restrictions” shall have the meaning set forth in Section 3(e) of this Agreement.

“Restricted Shares” shall mean (a) all Restricted Shares purchased by the Purchaser pursuant to the Subscription Agreement and this Agreement and (b) all equity interests issued with respect to the Shares referred to in clause (a) above by way of a Share distribution or Share split or in connection with any conversion, merger, consolidation or recapitalization or other reorganization affecting the Restricted Shares. Restricted Shares may only be transferred by the Purchaser to a Permitted Transferee in accordance with the Stockholders Agreement.

“Retirement” shall mean the termination of the Purchaser’s employment with the Company (if the Purchaser is then employed by the Company) or any of the Subsidiaries by whom the Purchaser is then employed (other than due to termination for Cause, Disability or death) after Purchaser has attained age sixty-five (65), unless retirement from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company.

“Second Anniversary” shall mean the last day of the 12th month following the First Anniversary.

“Second Vesting Measurement Period” shall mean the period commencing on the day immediately after the First Anniversary and ending on the Second Anniversary.

“Shares” shall mean shares of Common Stock of the Company, par value $.01 per Share.

“Starting Date” shall mean July 7, 2004.

“Stockholders Agreement” shall mean any stockholders’ agreement of the Company, as may be amended from time to time.

“Subsequent Equity Contribution” shall mean, without duplication, the amount of equity invested in the Company or any of its Subsidiaries by the Castle Harlan Group, directly or indirectly, at any time after the date of Closing, including Indebtedness issued to the Castle Harlan Group that is, by its terms, convertible into, or exercisable or exchangeable for, equity securities of the Company or any of its Subsidiaries.

“Subsidiary” means any Person more than 50% of the outstanding voting or equity securities of which, or any partnership, joint venture or other entity more than 50% of the total equity or other economic interest of which, is directly or indirectly owned by another Person.

“Tax” (or, when referring to more than one Tax, the term “Taxes”) includes any Federal, state, provincial, local or foreign net income, gross income, net receipts, gross receipts, profit, capital, severance, property, production, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add-on minimum, ad valorem, value-added, transfer, stamp, employment or other tax, custom, duty, fee or other governmental charge of any kind, together with any interest, fine, penalty, addition to tax or additional amount imposed with respect thereto.

“Termination Date” shall mean the date on which the Purchaser’s employment with the Company (if the Purchaser is then employed by the Company) or any of the Subsidiaries by whom the Purchaser is then employed terminates (unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company).

“Third Anniversary” shall mean the last day of the 12th month following the Second Anniversary.

“Third Vesting Measurement Period” shall mean the period commencing on the day immediately after the Second Anniversary and ending on the Third Anniversary.

“Total Castle Harlan Group Common Equity Value” shall mean, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), the product derived by multiplying (a) Total Common Equity Value by (b) the Castle Harlan Group’s percentage ownership interest in all Shares of Common Stock, on a Fully-Diluted Basis.

“Total Castle Harlan Group Equity Value” shall mean, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), the sum of (a) Total Castle Harlan Group Common Equity Value plus (b) Total Castle Harlan Group Preferred Equity Value.

“Total Castle Harlan Group Preferred Equity Value” shall mean, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), the aggregate dollar amount that would be distributed in respect of all Preferred Shares held by all members of the Castle Harlan Group, on a Fully-Diluted Basis, if the Company were liquidated on the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof) in accordance with the terms of the Stockholders Agreement.

“Total Common Equity Value” shall mean, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), the difference between (a) Total Equity Value and (b) Total Preferred Equity Value; provided, that if Total Equity Value is less than or equal to Total Preferred Equity Value, then Total Common Equity Value shall be zero.

“Total Equity Value” shall mean the equity value of the Company, as of the Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), calculated as follows:

(i)	In the event that no Change in Control has occurred, the following:

(A)	(6.0 x Adjusted Consolidated EBITDA for the relevant Vesting Measurement Period) less

(B)

all principal, interest, fees and premium, if any (to the extent such premium would be payable on the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof)), on all Indebtedness of the Company or its Subsidiaries recorded as such on the books and records of the Company or its Subsidiaries (other than the amount of any Subsequent Equity Contribution that is also recorded as Indebtedness on the books and records of the Company or its

Subsidiaries and that is also included as a Subsequent Equity Contribution in the determination of IRR), (including, without limitation, any Indebtedness represented by capital leases and promissory notes accrued and payable as of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), plus

(C)	an amount equal to the aggregate cash receivable by the Company upon exercise, conversion or exchange of all outstanding options, warrants and other securities convertible into or exchangeable for equity interests of the Company, which have not been so exercised, converted or exchanged, as of the relevant Determination Date or Repurchase Price Date, plus

(D)	all Cash Equivalents of the Company and its Subsidiaries as of the relevant Determination Date (or the Repurchase Price Date, in the case of a determination of Repurchase Price under Section 3 hereof), excluding restricted cash that is not treated as a current asset under GAAP, less

(E)	without duplication, an amount equal to all net cash payments from employees of the Company or any of its Subsidiaries under notes issued by such employees to the Company or any of its Subsidiaries in connection with such employee’s acquisition of equity interests in the Company or any of its Subsidiaries.

(ii)	In the event of a Change in Control, the following:

(A)	the Fair Value of the consideration received, without duplication, for the sale of the equity interests sold by all holders of equity interests in the Company or its Subsidiaries (as of the date of receipt thereof) in such Change in Control plus

(B)	if applicable, the Fair Value of any direct or indirect beneficial ownership interest maintained by any holder of equity interests in the Company or any successor entity immediately after such Change in Control in lieu of the sale or disposition of such interests for cash; provided, that, in the case of a Change in Control occurring as part of a Public Offering, the Fair Value of any class of equity interests publicly offered shall be the price at which such interests are sold to the public in such Public Offering; less

(C)	the maximum amount of any deferred payment (whether in the form of deferral, earn-out, escrow or otherwise) of the consideration payable to holders of equity interests in the Company (in accordance with the terms of any agreement or instrument governing such Change in Control.

“Unvested Restricted Shares” shall mean Restricted Shares that the Company may repurchase in accordance with the terms and conditions hereof at the Repurchase Price specified in the first sentence of Section 3(c) because such Restricted Shares have not become Vested Restricted Shares in accordance with Section 3(d); provided, however, that notwithstanding any other provision of this Agreement to the contrary, in the event that a Termination Event occurring at any time results from termination of the Purchaser’s employment by the Company or any of its Subsidiaries for Cause or termination by the Purchaser of the Purchaser’s employment with the Company (if the Purchaser is then employed by the Company) or any of its Subsidiaries by whom the Purchaser is then employed (unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company) without Employee Good Reason (and not due to death, Disability or Retirement), all of the Restricted Shares shall be deemed to be Unvested Restricted Shares.

“Vested Restricted Shares” shall mean Restricted Shares that have become vested in accordance with Section 3(d)(i), subject to the proviso set forth in the definition of “Unvested Restricted Shares” relating to a Termination Event resulting from termination by the Company or any of its Subsidiaries of the Purchaser’s employment for Cause or by the Purchaser of the Purchaser’s employment with the Company (if the Purchaser is then employed by the Company) or any of the Subsidiaries by whom the Purchaser is then employed without Employee Good Reason (unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company).

“Vesting Measurement Period” shall mean any of the First Vesting Measurement Period, the Second Vesting Measurement Period and the Third Vesting Measurement Period, as applicable.

“Yearly Allocable Restricted Shares” shall mean one-third (1/3) of the Restricted Shares; provided, however, that to the extent that the Yearly Allocable Restricted Shares for any Vesting Measurement Period exceeds the Yearly Restricted Shares for such period, then such excess shall be added to the Yearly Allocable Restricted Shares for the subsequent Vesting Measurement Period.

“Yearly Restricted Shares” shall mean the maximum amount of the Yearly Allocable Restricted Shares that become vested in respect of the relevant Vesting Measurement Period in accordance with Section 3(d)(i) of this Agreement.

2. Option to Repurchase the Restricted Shares Upon Termination of the Purchaser’s Employment.

(a) Repurchase of the Restricted Shares. If the Purchaser’s employment with the Company (if the Purchaser is then employed by the Company) or any of the Subsidiaries by whom the Purchaser is then employed terminates for any reason whatsoever, unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company (the “Termination Event”), the Company shall have the option (exercisable at any time within forty-five (45) days of the Termination Event by written notice to the Purchaser or, as the case may be, any Permitted Transferee) to repurchase from the Purchaser any or all of the Restricted Shares, at the price determined in accordance with the provisions of Section 3 hereof;

provided, however, that in the event the Purchaser’s employment terminates in connection with a Change in Control, the Company shall have the right to repurchase Restricted Shares only if such Restricted Shares have not been sold in the Change in Control in accordance with and subject to the Purchaser’s compliance with any applicable provisions of the Stockholders Agreement.

(b) Repurchase of Restricted Shares. The repurchase of Restricted Shares by the Company pursuant to this Section 2 shall be consummated (the “Repurchase Event”) on the date designated by the Company in a written notice by the Company to the Purchaser or, if relevant, any Permitted Transferee, of the Company’s exercise of its option pursuant to Section 2(a), which date shall not be more than sixty (60) days after the date of such written notice. The Repurchase Event shall take place at the Company’s executive offices. At the Repurchase Event, the Company shall pay the Repurchase Price (as defined below) in the manner specified in Section 3 hereof and, without any further action by the Purchaser or, as the case may be, Permitted Transferee, such Restricted Shares shall be assigned to the Company or its nominee, free and clear of any liens or encumbrances. The Company shall be entitled to receive representations and warranties with respect to title, authority and liens and other documentation from the Purchaser or, as the case may be, any Permitted Transferee, in connection with the repurchase of such Restricted Shares.

3. Vesting, Repurchase, and Repurchase Price for the Restricted Shares; Rights of Holders of Restricted Shares.

(a) Repurchase Price. The repurchase price to be paid by the Company for the Restricted Shares pursuant to Section 2 hereof (the “Repurchase Price”) shall be determined as of the last day of the quarter immediately preceding the Termination Date (the “Repurchase Price Date”).

(b) Good Faith Determination. All determinations with respect to the Repurchase Price or any other matters arising out of or relating to this Agreement shall be made in good faith by the Board in accordance with this Agreement.

(c) Purchase Price. The Repurchase Price per Share with respect to all Unvested Restricted Shares as of the Termination Date shall be equal to the lower of (i) the cost, without interest, initially paid by the Purchaser for the Unvested Restricted Shares or (ii) the Fair Market Value of the Shares as of the Repurchase Price Date. The Repurchase Price per Share with respect to all Vested Restricted Shares as of the Termination Date shall be equal to the Fair Market Value of a Share as of the Repurchase Price Date.

(d) Determination of Unvested Restricted Shares and Vested Restricted Shares. All Restricted Shares shall initially be Unvested Restricted Shares. Restricted Shares shall only become Vested Restricted Shares in accordance with the terms and conditions of Section 3(d)(i) (subject to the proviso set forth in the definition of “Unvested Restricted Shares” relating to a Termination Event resulting from termination by the Company or any of the Subsidiaries by whom the Purchaser is then employed for Cause or termination by the Purchaser of his employment by the Company (if the Purchaser is then employed by the Company) or any Subsidiaries by whom the Purchaser is then employed without Employee Good Reason (other than because of death, Disability or Retirement), unless termination from less than all of the Company and its Subsidiaries is otherwise agreed to or requested by the Company.

(i) (A) Subject to the ordering rule set forth in the last sentence of this Section 3(d)(i)(A), in the event of a Change in Control, the Restricted Shares shall become Vested Restricted Shares to the extent that CHP IV achieves an IRR at least equal to the IRR Target. The IRR shall be computed by first assuming that Unvested Restricted Shares become Vested Restricted Shares on a unit-by-unit basis, such that Unvested Restricted Shares shall actually become Vested Restricted Shares only with respect to that portion of the Restricted Shares that permit the IRR Target to be satisfied.

(B) Notwithstanding Section 3(d)(i)(A), as long as a Change in Control has not occurred on or before the Third Anniversary, the Yearly Allocable Restricted Shares shall, subject to the ordering rule set forth in the last sentence of this Section 3(d)(i)(B) become Vested Restricted Shares as of each of the First Anniversary, Second Anniversary and Third Anniversary respectively, to the extent that CHP IV achieves an IRR at least equal to the IRR Target as of such Determination Date. Furthermore, the IRR shall be computed by first assuming that Unvested Restricted Shares become Vested Restricted Shares on a unit-by-unit basis, such that Unvested Restricted Shares shall actually become Vested Restricted Shares only with respect to that portion of the Restricted Shares that permit the IRR target to be satisfied; provided, that, any Restricted Shares that do not become Vested Restricted Shares by the Third Anniversary shall never become Vested Restricted Shares.

(ii) For the avoidance of doubt, any of the Unvested Restricted Shares that have not become Vested Restricted Shares as of the Termination Date in accordance with Section 3(d)(i) may never become Vested Restricted Shares, but shall be subject to repurchase upon a Change in Control in accordance with Section 3(g) hereof.

The Company shall be entitled to deduct from such Repurchase Price any Taxes or other charges it is required to withhold or deduct pursuant to applicable law.

(e) Manner of Payment. The Company shall pay the Repurchase Price for the Restricted Shares in cash; provided, that (i) if any payment for the Restricted Shares would violate or cause the Company to violate any covenant or breach any of the Company’s financing agreements or (ii) if the aggregate of payments to Purchaser in any 12-month period would exceed $1 million, the Company shall be permitted to pay for the Restricted Shares by issuing a subordinated promissory note to the Purchaser (or such other instrument as determined by the Board of Directors of the Company) bearing a reasonable rate of interest with a term of not more than 5 years. Notwithstanding anything in the immediately preceding sentence to the contrary, the Company may pay the Repurchase Price for such Restricted Shares by offsetting amounts outstanding under any indebtedness or obligations owed by the Purchaser or, as the case may be, any Permitted Transferee, to the Company or any Subsidiary of the Company. Notwithstanding any other provision in this Agreement, the obligation of the Company to pay the Repurchase Price shall be subject to (x) the applicable restrictions under Delaware law and those contained in (i) the Stockholders Agreement and (ii) the Company’s and any of its Subsidiary’s agreements reflecting Indebtedness (each as amended from time to time, and, for the avoidance of doubt, including any credit agreements or other agreements resulting from a refinancing thereof, collectively, the “Facilities Agreements”) and (y) the absence of a default or event of default under the Facilities Agreements (without giving effect to any waiver thereof by the lenders party thereto, unless otherwise expressly agreed to for purposes of this Agreement by the Company) (with the limitations referred to in clauses (x) and (y) of this Section 3(e) being herein called the “Repurchase Restrictions”). In the event that the Company is not able to repurchase the Restricted Shares or a portion thereof as a result of any Repurchase Restriction, the Company’s option to repurchase such Restricted Shares shall expire forty-five (45) days after the Termination Event.

(f) Rights of Holders of Restricted Shares. The Purchaser acknowledges and agrees that it shall have no rights as a Shareholder of the Company unless and only to the extent such Restricted Shares become Vested Restricted Shares in accordance with the terms of this Agreement.

(g) Repurchase of Unvested Restricted Shares Upon a Change in Control. In the event of a Change in Control, the Company shall be obligated to repurchase each Unvested Purchased Share that has not either prior to or in connection with such Change in Control become a Vested Purchased Share. The repurchase price per Share with respect to each such Unvested Restricted Shares shall be equal to the lower of (i) the cost, without interest, initially paid by the Purchaser for such Unvested Restricted Shares or (ii) the Fair Market Value of a Share immediately prior to the Change in Control, and shall, on the date such Change in Control occurs, be made in cash; provided, that (i) if any payment for the Unvested Restricted Shares would violate or cause the Company to violate any covenant or breach any of the Company’s financing agreements or (ii) if the aggregate of payments to Purchaser in any 12-month period would exceed $1 million, the Company shall be permitted to pay for the Unvested Restricted Shares by issuing a subordinated promissory note to the Purchaser (or such other instrument as determined by the Board of Directors of the Company) bearing a reasonable rate of interest with a term of not more than 5 years. Notwithstanding anything in the immediately preceding sentence to the contrary, the Company may pay the repurchase price for such Unvested Restricted Shares by offsetting amounts outstanding under any indebtedness or obligations owed by the Purchaser or, as the case may be, any Permitted Transferee, to the Company or any Subsidiary of the Company. The repurchase of such Unvested Restricted Shares shall take place at the Company’s executive offices and, without any further action by the Purchaser or, as the case may be, Permitted Transferee, such Unvested Restricted Shares shall be assigned to the Company or its nominee, free and clear of any liens or encumbrances. The Company shall be entitled to receive representations and warranties with respect to title, authority and liens and other documentation from the Purchaser or, as the case may be, any Permitted Transferee, in connection with the repurchase of such Unvested Restricted Shares. Notwithstanding the foregoing, if any Repurchase Restrictions under any of the Facilities Agreements would prohibit the repurchase of Unvested Restricted Shares pursuant to this Section 3(g) upon a Change in

Control, the payment of such repurchase price shall be deferred until such time as such Repurchase Restrictions no longer exist. The Company agrees that it shall not permit a Change in Control to be consummated unless in connection therewith, the Company shall have made adequate provision to repay a percentage of the repurchase price for Unvested Restricted Shares due in connection with such Change in Control equal to the percentage of the value of the equity interests held by members of the Castle Harlan Group that were actually sold or disposed of by members of the Castle Harlan Group in such Change in Control.

4. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The Purchaser acknowledges and agrees that money damages would not be an adequate remedy for any breach of his or her obligations under this Agreement and that the Company may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

5. Amendment. Except as otherwise provided herein, any provision of this Agreement may be amended or waived only with the prior written consent of the Purchaser and the Company.

6. Successors and Assigns. All covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

7. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

8. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

9. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

10. Governing Law. This Agreement, and the legal relations between the parties hereto, shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements executed and to be performed solely within such state without regard to conflicts of laws principles.

11. Notices. All notices and other communications under this Agreement shall be in writing and shall be deemed given when (a) delivered by hand, (b) transmitted by prepaid cable, telex or telecopier (provided that a copy is sent at about the same time by registered mail, return receipt requested), or (c) three (3) days after mailing, if sent by Express Mail, Fed Ex or other express delivery service to the addressee at the following addresses or telecopier numbers (or to such other address or telecopier number as a party may specify by notice given to the other party pursuant to this provision):

If to the Purchaser, to:

Karen H. Richards

If to the Company, to:

H-Lines Holding Corp.

c/o Horizon Lines, LLC

4064 Colony Road, Suite 200

Charlotte, North Carolina 28211

Attention: Chief Financial Officer

Telecopier No.: 704-973-7010

With copies (which shall not constitute notice) to:

Castle Harlan, Inc.

150 East 58th Street, 37th Floor

New York, NY 10155

Attention:     Marcel Fournier

                     Howard Weiss

Telecopier No.: 212-207-8042

and

Schulte Roth & Zabel LLP

919 Third Avenue

New York, NY 10022

Attention: André Weiss, Esq.

Telecopier No.: 212-593-5955

12. Jurisdiction. Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York and, by execution and delivery of this Agreement, the Purchaser hereby accepts for himself and in respect of his property, generally and unconditionally, the jurisdiction of the aforesaid courts. The Purchaser further irrevocably consents to the service of process out of any of the aforementioned courts in any action or proceeding by the mailing of copies thereof by guaranteed overnight courier to the Purchaser at his address set forth in Section 11 hereof, such service to become effective seven (7) days after such mailing. Nothing herein shall affect the right of the Company to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Purchaser in any other jurisdiction. The Purchaser hereby irrevocably waives any objection which he may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum.

13. Waiver of Jury Trial. The parties hereto each waive their respective rights to a trial by jury of any claim or cause of action based upon or arising out of or related to this Agreement or the transactions contemplated hereby in any action, proceeding or other litigation of any type brought by any of the parties against any other party or parties, whether with respect to contract claims, tort claims, or otherwise. The parties hereto each agree that any such claim or cause of action shall be tried by a court trial without a jury. Without limiting the foregoing, the parties further agree that their respective right to a trial by jury is waived by operation of this Section 13 as to any action, counterclaim or other proceeding which seeks, in whole or in part, to challenge the validity or enforceability of this Agreement or any provision hereof. This waiver shall apply to any subsequent amendments, renewals, supplements or modifications to this Agreement.

14. Entire Agreement. This Agreement constitutes the entire understanding between the Purchaser and the Company with respect to the subject matter hereof and supersedes all other agreements, whether written or oral, with respect to the subject matter hereof.

15. Gender. Whenever used in this Agreement, the masculine gender includes the feminine.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

H-LINES HOLDING CORP.

By:	/s/ Robert S. Zuckerman
Name:Robert S. Zuckerman
Title: Secretary

[Signature Page to Restricted Stock Agreement]

[Purchaser Counterpart Signature Page to Restricted Stock Agreement]

PURCHASER:

/s/ Karen H. Richards
Karen H. Richards

[Signature Page to Restricted Stock Agreement]